EXHIBIT 10.1

UIL HOLDINGS CORPORATION
2012 NON-QUALIFIED EMPLOYEE STOCK PURCHASE PLAN

1.	Purpose

The Employee Stock Purchase Plan (ESPP) is intended to provide Employees (as defined herein) of UIL Holdings Corporation and its subsidiaries, with the opportunity to apply a portion of their compensation to the purchase of UIL Holdings Common Stock in accordance with the terms of the ESPP.

The ESPP operates in conjunction with the Investors Choice Dividend Reinvestment & Direct Stock Purchase and Sale Plan sponsored by American Stock Transfer and Trust Company, LLC (AST) for the convenience of investors and shareholders of UIL Holdings Corporation Common Stock.

2.	Plan Administrator
The American Stock Transfer and Trust Company, LLC, P. O. Box 922, Wall Street Station, New York, NY 10269-0560, 1-877-681-8024 (www.amstock.com or www.investpower.com).

3.	Effective Date
The effective date of the ESPP is April 1, 2012, or such other date as shall be determined to be administratively feasible by the appropriate officers.

4.	Definitions
a.	“Common Stock” means the Common Stock, $0.00 par value, of the Company.

b.	“Company” means UIL Holdings Corporation, 157 Church Street, New Haven, Connecticut 06510.

c.	“Compensation” means all cash compensation, including regular straight time gross earnings, overtime, shift premium and cash bonuses.

d.	“Employee” means any person who is an employee on the payroll of the Company or one of its subsidiaries, excluding any non-employee member of the Board of Directors or independent contractor.

e.	“Investment Account” means the account established for a Participant by the Plan Administrator to hold shares purchased pursuant to the Plan.

f.	“Participant” means Employee who participates in the Plan, as provided in Section 6, below.

g.	“Plan” means this Employee Stock Purchase Plan.

h.	“Plan Administrator” means AST, the Company’s Stock Transfer Agent, as defined in Section 2 above.

5.	Eligible Employees

All Employees of the Company or its subsidiaries shall be eligible to participate in the ESPP as of the first investment date following the later of the Effective Date of the Plan or the Employee’s commencement of employment (or as soon as administratively practicable thereafter).

6.	Participation

An Employee who is eligible to participate in the ESPP pursuant to Section 5 hereof may become a Participant in the ESPP by completing a Payroll Deduction Authorization Form.  The form authorizes specified regular payroll deductions from the Employee’s Compensation.  Such regular payroll deductions shall be subject to a minimum deduction of $5.00 per pay period.

The Payroll Deduction Authorization Form is provided by the Company’s Payroll Department, on the Company’s internal website and on AST’s website at www.investpower.com .  The Form is to be filed with the Company’s Payroll Department in accordance with the terms of the Payroll Deduction Authorization Form at any time after the ESPP Effective Date.  A Participant may discontinue his or her participation in the ESPP as provided in Section 12.

7.	Method of Purchase
The Company offers no discounts on stock prices purchased through the Plan. Shares for the Plan are purchased by AST in the open market.

The two methods of purchase under this Plan are:

a.	Through Payroll Deduction

An Employee may elect to have payroll deductions made on each payday (weekly or bi-weekly).  The amount shall be in accordance with the Employee’s Payroll Deduction Authorization Form (minimum of $5.00 per pay period).  The Company will submit the Employee’s money to AST after each payday (within 5 business days following the withholding from each paycheck).  Within 5 trading days of receipt, AST will then purchase shares for the Employee’s account at the then current market price, and allocate fractional shares to the Employee’s account for any remaining dollars.

(Please note:  the price per share may vary from the payroll deduction date to the AST purchase date).  Employees have the option to increase or decrease the amount of payroll deduction by completing and filing a new Payroll Deduction Authorization Form within 15 calendar days of the beginning of the next pay period.

b.	Direct Cash Payment to AST

Employees can also purchase shares by sending a cash payment directly to AST.  Additional cash received by AST by 12:00 p.m. (Eastern Prevailing Time) via regular mail or 4:00 p.m. (Eastern Prevailing Time) via AST’s website at www.investpower.com will generally be invested the next trading day shares are traded, but no later than five trading days after receipt of the funds.  The minimum per investment is $25.00 and the maximum per investment is $2,500.00.  Employees will be responsible for the fees associated with direct cash payments, as described in Section 10.

Employees are limited to a maximum of $5,000.00 of investment during a month. This could be through payroll deduction, direct cash payment or a combination of the two.

8.	Investment Accounts

Once the initial shares have been purchased by AST, an Investment Account is established in the Participant’s name.  All future investments made by a Participant through this Plan will be deposited into this Investment Account.

9.	Dividends and Dividend Reinvestment
Each Participant has the option to receive any dividends declared by the Board of Directors with respect to the Common Stock in cash or have such dividends reinvested.

Each Participant’s account will be set up to pay out cash dividends upon initial enrollment into the Plan.  In order to participate in the reinvestment of dividends, a Participant must enroll in dividend reinvestment online on AST’s website at www.investpower.com  or by sending in a request to the Plan Administrator at the address noted in Section 2.

10.	Fees

The Company will pay brokerage fees associated with the purchase of stock from funds obtained through the payroll deduction method of purchase.  The Participant must pay all other brokerage and other fees.  As of the Effective Date, the fees associated with the Plan for which the Participant is responsible are:

Transaction Fee for Payroll Investments	None
Commissions on Payroll Investments	Paid by the Company
Dividends Reinvested	2% of the dividend to a maximum of $2.50 per investment
Commissions on Dividends Reinvested	$0.10 per share
Additional Cash Investments through AST	$2.50 per transaction
Commissions on Additional Cash Investments through AST	$0.10 per share
Deposit of Stock Certificates to Plan Account	$7.50 per transaction
Sales of Stock in Employee Accounts	$15.00 per transaction
Commissions on Stock Sales	$0.10 per share

Fees associated with the Plan may change from time to time, as determined by the Company and the Plan Administrator.  Checks should be made payable to American Stock Transfer and Trust Company LLC (Money orders or bank wires will not be accepted).  You can mail your check to the Plan Administrator at the address in Section 2.

11.	Statements

AST will provide Participants participating in the initial payroll deduction for the Plan with a statement upon enrollment.  Participants who enroll subsequent to the initial payroll deduction period will not receive an initial statement, but AST will provide all Participants participating in the plan with a quarterly statement describing quarterly activity (including purchases, dividend reinvestments, sales etc.).  Additionally, Participants will receive a transaction statement from AST after each purchase of stock from funds sent directly to AST by the Participant. Participants may access their account online to view their statements at www.amstock.com.

12.	Plan Withdrawal and Termination of Employment
A Participant may sell any or all of the shares in his or her Investment Account at any time.

A Participant may withdraw from the ESPP anytime by notifying the Company’s Payroll Department to stop payroll deductions, and may not continue to participate in the Plan after separation/termination from the Company (or other loss of Employee status).  An individual who ceases to participate in the ESPP may elect to retain his or her Investment Account with AST or have the shares sold by AST, and the proceeds, after selling expenses, remitted to him or her.

13.	Plan Amendment and Discontinuance

The Company reserves the right to discontinue the Plan at any time.  Discontinuance of the Plan will not affect existing Investment Accounts of Participants; however, upon discontinuance, no new purchases will be permitted through payroll deduction.  The Company also reserves the right to amend the terms of the Plan at any time and from time to time.

14.	Other Documents

The Company encourages all Employees to carefully read all associated documents, including the prospectus and The Investors Choice Dividend Reinvestment & Direct Stock Purchase and Sale Plan for UIL Holdings Corporation booklet, available from the Plan Administrator, prior to making a decision to participate in the Plan.  The booklet contains important additional information about brokerage fees, share pricing, selling shares and other Plan administrative matters.

15.	Technical Information Regarding the Plan

Neither UIL Holdings Corporation nor the Plan Administrator will be liable for any act performed in good faith or for any good faith omission to act or failure to act, including, without limitation, any claim of liability (i) arising out of failure to terminate a Participant’s account, sell shares held in the Plan, deposit certificates, invest optional cash payments, dividends or payroll; (ii) with respect to the prices at which shares are purchased or sold for a Participant’s account and the time such purchases or sales are made.  Without limiting the foregoing, the Plan Administrator will not be liable for any claim made more than 30 days after any instruction to buy or sell shares given the Plan Administrator.

All stock dividends and stock splits will be added directly to Participants’ accounts.  Transaction processing may either be curtailed or suspended until the completion of any stock dividend, stock split or corporate action.

Participants will be entitled to vote proxies and receive any other material that regular shareholders of the company receive.

16.	Further Information

For further information about the Plan, please contact: The American Stock Transfer and Trust Company, LLC (AST), P. O. Box 922, Wall Street Station,  New York, NY 10269-0560 (toll free number:  877-681-8024 or on AST’s website at www.investpower.com).

17.	Disclaimer

Neither the Company nor any subsidiary will provide any advice, make any recommendations or offer any opinion with respect to whether or not any Employee should purchase or sell shares or otherwise participate in the Plan.  Each Employee must make independent investment decisions based on his or her own judgment and research.  Participation in the Plan (or lack thereof) will not be taken into account for any employment-related purpose.

18.	Plan Status
The Plan is not insured and is not subject to the Employee Retirement Income Security Act (ERISA). The Plan is not a qualified plan under Section 401 of the Internal Revenue Code, as amended.

19.	Maximum Number of Shares

The maximum number of shares that will be made available to Employees under this Plan is 250,000, subject to equitable adjustment for stock splits, combinations, stock dividends and similar capital reorganizations.

February 2012-approved final